Exhibit 14

Exhibit E

Form of Note

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

SIGNING DAY SPORTS, INC.

CONVERTIBLE NOTE

Issuance Date: 10/15, 2021	Original Principal Amount: $1,500,000
Note No. 1

FOR VALUE RECEIVED, Signing Day Sports, Inc., a Delaware corporation (“Signing Day Sports”) or the “Maker”), hereby promises to pay to the order of Nelson Revocable Living Trust (the “Subscriber”), or registered assigns (together with the Subscriber, the “Holder”) the amount set out above as the Original Principal Amount, as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise (the “Principal”), when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof).

The Original Principal Amount is One Million Five-Hundred Thousand Dollars ($1,500,000). For purposes hereof, the term “Outstanding Balance” means the Original Principal Amount, as reduced or increased, as the case may be, pursuant to the terms hereof for conversion, breach hereof or otherwise, plus any accrued but unpaid interest, collection and enforcements costs, and any other fees or charges incurred under this Note provided that, in the event of an optional or mandatory conversion of the Note into shares of Common Stock (as provided herein), all accrued interest on the Principal subject to such conversion shall be waived.

This Note is being issued pursuant to the terms of a subscription agreement dated as of 10/15, 2021 between the Maker and the Subscriber and exhibits thereto (collectively, the “Transaction Documents”). Unless otherwise defined herein, all capitalized terms, when used in this Note, shall have the same meaning as they are defined in the Transaction Documents.

1. GENERAL TERMS

(a) Payment of Principal. Unless previously converted into shares of the common stock, $0. _______ par value, of Signing Day Sports or the common stock of any successor in interest to the Maker (each the “Common Stock” as contemplated hereby, this Note, together with all accrued interest hereon at the Interest Rate, shall be due and payable on [September _______, 2024] (the “Maturity Date”). In the event that by the Maturity Date, the Maker shall not have consummated an initial public offering of its Common Stock and the listing or trading of its Common Stock on a “Qualified Securities Market”, as defined below (the “IPO”) or other “Liquidity Event” (hereinafter defined), the Maker may elect (a) up on thirty (30) days prior written notice to the Holder, elect to prepay all or a portion of the principal amount of the Note and accrued interest hereon, subject to the Holder’s right to convert the Note into Common Stock during such thirty (30) day period, or period, or (b) if the Maker does not prepay the entire principal amount of the Note or the remaining principal amount of the Note, this Note will automatically increase to 110% of the original or unpaid portion of the outstanding principal amount.

(b) Interest. Interest shall accrue from the Issuance Date on the Original Principal Amount or other outstanding Principal at an annual rate of six percent (6%) (the “Interest Rate”) and all accrued interest shall be fully paid on the Maturity Date (or sooner as provided herein) to the Holder or its assignee in whose name this Note is registered on the records of the Maker regarding registration and transfers of Notes in cash. However, in the event of an optional or mandatory conversion of the Note into shares of Common Stock (as provided herein), all accrued interest on the Principal subject to such conversion shall be waived.

2. EVENTS OF DEFAULT.

Whenever used herein, an “Event of Default” means the occurrence and continuation of any one of the following events, whatever the reason, and whether it shall be voluntary or involuntary, or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body:

(a)  The Maker’s failure to pay to the Holder any amount of Principal, Interest, or other amounts when and as due under this Note; or

(b) A Conversion Failure as defined in Section 3(d)(ii); or

(c)  A material breach by Signing Day Sports of any material representation, warranty or covenant contained in the Signing Day Sports Purchase Agreement or a material breach by Signing Day Sports of any material representation, warranty or covenant contained in the Purchase Agreement, that, if capable of cure, is not cured within 30 days from the date such breach has occurred; or

(d)  The Maker or any subsidiary of the Maker shall commence, or there shall be commenced against the Maker or any subsidiary of the Maker under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Maker or any subsidiary of the Maker commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Maker or any subsidiary of the Maker or there is commenced against the Maker or any subsidiary of the Maker any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of ninety-one (91) days; or the Maker or any subsidiary of the Maker is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Maker or any subsidiary of the Maker suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of ninety-one (91) days; or the Maker or any subsidiary of the Maker makes a general assignment for the benefit of creditors; or the Maker or any subsidiary of the Maker shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Maker or any subsidiary of the Maker shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Maker or any subsidiary of the Maker shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Maker or any subsidiary of the Maker for the purpose of effecting any of the foregoing.

3.  CONVERSION OF NOTE. This Note shall be convertible into shares of Common Stock, on the terms and conditions set forth in this Section 3.

(a)  Certain Definitions. As used in this Note, the following capitalized terms shall have the meaning set forth below:

(i)  “Alternative Liquidity Event” shall mean any one of a Sale of Control, a SPAC Acquisition, or a Reverse Merger.

(ii) “Alternative Liquidity Event Conversion Price” shall mean a conversion price that is equal to 60% of the aggregate “Transaction Consideration” (as defined) divided by the total number of outstanding shares of common stock of the acquiror resulting from a Sale of Control, the merger with a SPAC or the successor in interest “Pubco” (as defined) in connection with Reverse Merger.

(iii) “Common Stock” shall mean, as applicable the individual or collective reference to the common stock, $0.0001 par value per share, of the Maker or the common stock of any acquiror in a Sale of Control, SPAC or Pubco resulting from a Sale of Control, SPAC Acquisition or Reverse Merger.

(iv) “Conversion Shares” shall mean the aggregate number of shares Common Stock of the Maker, the Acquiror in a Sale of Control the SPAC or Pubco, as applicable (each an “Issuer”) that are issuable to the Holder in connection with any mandatory conversion (set forth in Section 3(b)) or optional conversion (set forth in Section 3(c)) of this Note.

(v) “IPO” shall mean an initial public offering of Common Stock of the Maker pursuant to a registration statement on Form S-1 that is declared effective by the Securities and Exchange Commission.

(vi) “IPO Conversion Price” shall mean a conversion price equal to 60% of the initial public offering price per share of the Common Stock offered to the public in the IPO.

(vii) “Liquidity Event” shall mean any one of an IPO, a Sale of Control, a SPAC Acquisition or a Reverse Merger.

(viii) “Optional Conversion Price” shall mean a conversion price that is equal to the price per share determined by dividing $50 million by the total number of outstanding shares of Common Stock of the Maker.

(ix) “Pre-MoneyValuation” shall mean the dollar value placed on the toatal number of outstanding shares of Common Stock of the Company immediately prior to a Liquidity Event.

(x) “Pubco” means a fully-reporting public corporation under the Securities Exchange Act of 1934, as amended, that does not have any significant business activities and is trading on Nasdaq or the OTCQX platform of the OTC Market.

(xi) “Qualified Securities Market” shall mean any one of the Nasdaq Stock Exchange (including the Nasdaq Capital Market), the NYSE:Amex Exchange, the New York Stock Exchange or the OTCQX platform of the OTC Markets.

(xii) “Reverse Merger” means a merger of the Maker with or the acquisition of the Maker by Pubco, as a result of which such transaction, the stockholders of the Maker will own a substantial majority of the equity securities of Pubco.

(xiii) “Sale of Control” shall mean a sale of all or substantially as of the captial stock or assets of the Company to any unaffiliated third Person, whether through share sale, asset sale, merger, consolidation or like combination, as a result of which the ability to control the board of directors of the Company shall pass to such third Person.

(xiv) “SPAC” means a special purpose acquisition corporation whose securities are listed on Nasdaq or the New York Stock Exchange.

(xv) “SPAC Acquisition” means a merger of the Maker with or the acquisition of the Maker by a SPAC or its subsidiary, as a result of which such transaction, the stockholders of the Maker will own a majority of the equity securities of the SPAC.

(xvi) “Transaction Consideration” shall mean the dollar value placed on the total consideration paid to the Company including, but not limited to, (i) the value of the Transaction, including consideration whether in cash, stock or in-kind, received by and/or paid by the Company, (ii) the total amount of indebtedness for borrowed funds, capitalized lease obligations and non-trade liabilities of the Company that are either assumed by the acquirer, redeemed or otherwise satisfied in connection with the transaction, or which remain outstanding after the transaction is consummated; (iii) the fair market value of any assets excluded from the transaction; (iv) the fair market value of any ownership interests which are retained by the Company’s shareholders or which remain outstanding after the transaction is consummated; and (v) the amount of any contingent payments, including, without limitation, earn-outs and future royalties payable in connection with the transaction.

(b) Mandatory Conversion. In the event that prior to the Maturity Date of this Note, the Maker shall consummate an IPO and its Common Stock shall be approved for listing or trading on any Qualified Securities Market, the entire Outstanding Balance of this Note shall automatically, and without any further consent or approval of the Holder, be converted into Common Stock of the Maker at the IPO Conversion Price. In the event that prior to the Maturity Date, the Maker shall consummate an Alternative Liquidity Event, the Holder may elect at his or its option to convert the outstanding and unpaid Outstanding Balance of this Note into Common Stock of the Maker at the Alternative Liquidity Event Conversion Price. The IPO Conversion Price and the Alternative Liquidity Event Conversion Price (either, the “Mandatory Conversion Price”) shall be subject to adjustment, as provided for in Section 3(f) below.

(c) Optional Conversion. At any time, at the Holder’s option, such Holder may convert the outstanding and unpaid Outstanding Balance of this Note into fully paid and nonassessable shares of Common Stock in accordance with this Section 3(c), at the Optional Conversion Price, subject to adjustment as provided in Section 3(f) below. If the issuance would result in the issuance of a fraction of a share of Common Stock, Signing Day Sports shall round such fraction of a share of Common Stock up to the nearest whole share. Signing Day Sports shall pay any and all transfer agent fees, legal fees, costs and any other fees or costs that may be incurred or charged in connection with the issuance and legend removal of shares of Common Stock to the Holder arising out of or relating to the conversion of this Note up to a maximum of five thousand dollars ($5,000).

(d) Mechanics of Conversion.

(i) Optional Conversion. To convert the Note pursuant to an optional conversion into shares of Common Stoke on any date (a “Conversion Date”), the Holder shall (A) transmit by email, facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York, NY Time, a copy of an executed notice of conversion in the form attached hereto as Exhibit A ( the “Conversion Notice”) to Signing Day Sports, On or before the tenth (10th) Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”) Signing Day Sports shall (A) if legends are not required to be placed on certificates of Common Stock pursuant to the then existing provisions of Rule 144 of the Securities Act of 1933 (“Rule 144”) and provided that the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant the Rule 144. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock upon the transmission of a Conversion Notice.

(ii) lssuer’s Failure to Timely Convert. If within ten (10) business days after a Liquidity Event or (in the case of an optional conversion) Signing Day Sports receipt of the facsimile or email copy of a Conversion Notice together with documentation satisfactory to the Transfer Agent that the Conversion Shares are eligible for such electronic issuance, the Issuer shall fail to issue and deliver to Holder via “DWAC/FAST” electronic transfer the number of Conversion Shares to which the Holder is entitled upon such holder’s conversion of any Conversion Shares (a “Conversion Failure”), the Outstanding Balance of the Note shall increase by 0.05% per day until such time as the Issuer of the Conversion Shares issues and delivers a certificate to the Holder or credit the Holder’s balance account with DTC for the number of Conversion Shares to which the Holder is entitled upon such mandatory or optional conversion. The Issuer of the Conversion Shares will not be subject to any penalties once its transfer agent processes the shares to the DWAC system. If the issuer fails to deliver shares in accordance with the timeframe stated in this Section, resulting in a Conversion Failure, the Holder, at any time prior to selling all of those Conversion Shares, may rescind any portion, in whole or in part, of that particular conversion attributable to the unsold shares and have the rescinded conversion amount returned to the Outstanding Balance with the rescinded Conversion Shares returned to the applicable Issuer.

(iii)  Book-Entry. Notwithstanding anything to the contrary set forth herein, in connection with any optional or mandatory conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to Signing Day Sports unless the issue of the Conversion Shares shall issue to the Holder of this Note either one or more stock certificates evidencing the Conversion Shares or physical evidence from the Issuer’s transfer agent that the Holder’s balance account with DTC has been credited for the number of Conversion Shares to which the Holder is entitled upon such mandatory or optional conversion. The Holder and the Issuer shall maintain records showing the Outstanding Balance converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and Issuer, so as not to require physical surrender of this Note upon conversion.

(e) Limitations on Conversions or Trading.

If at any time after the Closing, the Holder shall or would receive Conversion Shares or shall purchase additional shares of Common Stock of an Issuer, so that the Holder would, together with other shares of Common Stock held by it or its Affiliates, own or beneficially own by virtue of such action or receipt of additional shares of Common Stock a number of shares exceeding 9.99% of the number of shares of Common Stock outstanding on such date (the “Maximum Percentage”), the Issuer shall not be obligated and shall not issue to the Holder Conversion Shares which would exceed the Maximum Percentage, but only until such time as the Maximum Percentage would no longer be exceeded by any such receipt of shares of Common Stock by the Holder. Upon delivery of a written notice to the applicable Issuer the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to Signing Day Sports and (ii) any such increase or decrease will apply only to the Holder and its Affiliates. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(e) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3(e) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of the Note.

(f) Adjustment of Conversion Price. In the event that a Liquidity Event prior to the _________, 2024 Maturity Date of this Note, in the event that the Maker shall raise additional capital through a private placement of Common Stock or other securities that are convertible or exercisable for Common Stock, in either case, at a price less than the Optional Conversion Price, then and in such event the Conversion Price of the Notes shall be adjusted to reflect such lower amount.

(g) Other Provisions.

(i)  Share Reservation. Signing Day Sports shall at all times reserve and keep available out of its authorized Common Stock a number of shares equal to at least the full number of shares of Common Stock issuable upon conversion of all outstanding amounts under this Note.

(ii) Prepayment. This Note may not be prepaid by Signing Day Sports until March 31, 2022. Thereafter, the Note may either be prepaid by the Company in whole or in part without penalty, fees or premium upon not less than twenty (20) business days prior written notice to the Holder (the “Prepayment Notice”) which shall set forth the date on which the Note shall be prepaid (the “Prepayment Date”), subject to the Holder’s right to convert all or any portion of this Note into Conversion Shares at the Optional Conversion Price prior to the Prepayment Date.

(iii) All calculations under this Section 3 shall be rounded up to the nearest whole share.

(iv) Nothing herein shall limit a Holder’s right to purse actual damages or declare an Event of Default pursuant to Section 2 herein for Signing Day Sport’s failure to deliver certificates or credit entries representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(v) The Maker shall use its best efforts to assist the Holder to obtain a legal opinion for the removal of any restrict legend in connection with any shares converted from this Note.

(vi) This Note is one of the Convertible Notes issued on or about the date of this Note by the Maker in an aggregate principal amount of up to $7,500,000, the “Notes”). Each of the Notes shall rank equally without preference or priority of any kind over one another, and all payments and recoveries under the Notes payable on account of principal and interest on the Notes shall be paid and applied ratably and proportionately on the balance of all outstanding Notes on the basis of their original principal amount.

4. REISSUANCE OF THIS NOTE.

Upon receipt by the Maker of evidence reasonably satisfactory to the Maker of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Maker in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Maker shall execute and deliver to the Holder a new Note representing the outstanding Principal.

5. NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms shall be handled according to the Notice clause in the Subscription Agreement.

The addresses for such communications shall be:

If to the Maker:

Signing Day Sports, Inc.

7272 E. Indian School Road Suite 101

Scottsdale, AZ 85251

Email:

If to the Holder:

6. APPLICABLE LAW AND VENUE. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws thereof. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Delaware or in the federal courts located in the city of Wilmington, in the State of Delaware. Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

7.   WAIVER. Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

8. MISCELLANEOUS

(a) Lawful Money; Costs of Collection. All amounts payable hereunder are payable in lawful money of the United States. Signing Day Sports agrees to pay all costs of collection when incurred, including reasonable attorneys’ fees and costs,whether or not a suit or action is instituted to enforce this Note, including but not limited to court costs, appraisal fees, the cost of searching records, obtaining title reports and title insurance and trustee’s fees, to the extent permitted by applicable law.

(b) No Offset; Holder in Due Course. All payments under this Note made by or on behalf of Signing Day Sports shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes. Signing Day Sports waives any right of offset it now has or may hereafter have against Agent or Holder and its successors and assigns as to this Note (but retains any such rights as to any other prior or future transaction between these parties), and agrees to make the payments called for hereunder in accordance with the terms hereof. The holder hereof and all successors thereof shall have all the rights of a holder in due course as provided in the Delaware Uniform Commercial Code and other laws of the State of Delaware.

(c) Waivers. Signing Day Sports and any endorsers, guarantors or sureties hereof severally waive presentment and demand for payment, notice of intent to accelerate maturity, protest or notice of protest or nonpayment, bringing of suit and diligence in taking any action to collect any sums owing hereunder or in proceeding against any of the rights and properties securing payment hereunder; expressly agree that this Note, or any payment hereunder, may be extended from time to time; and consent to the acceptance of further security or the release of any security for this Note, all without in any way affecting the liability of Signing Day Sports and any endorsers or guarantors hereof. No extension of time for the payment of this Note, or any installment hereof, made by agreement by the holder hereof with any person now or hereafter liable for the payment of this Note, shall affect the original liability under this Note of Signing Day Sports, even if Signing Day Sports (or any entity comprising Signing Day Sports) is not a party to such agreement.

(d) Usury Protection. The parties hereto intend to conform strictly to the applicable usury laws. In no event, regardless of any provisions contained therein or in any other document executed or delivered in connection herewith, shall the holder hereof ever be deemed to have contracted for or be entitled to receive, collect or apply as interest on this Note, any amount in excess of the maximum amount permitted by applicable law (the”Maximum Rate”). In no event,whether by reason of demand for payment, prepayment, acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged or received by the holder hereunder or otherwise exceed the Maximum Rate. If for any circumstance whatsoever interest would otherwise be payable to the holder in excess of the maximum lawful amount, the interest payable to the holder shall be reduced automatically to the Maximum Rate and any payment received in excess of such amount shall be applied to the outstanding principal balance of the Note.

(e) Entire Agreement. This Note, the other Transaction Documents, and all other documents and instruments contemplated hereby and thereby together constitute the entire agreement between and among the parties pertaining to the subject matter hereof. No supplement, modification or amendment of this Note shall be binding unless executed in writing by the parties. No waiver shall be binding unless executed in writing by the party making the waiver. No provision of this Note shall be interpreted for or against the drafting party.

(f) Fees and Expenses. Signing Day Sports agrees to pay all costs and expenses incurred by Holder in connection with all amendments, modifications and supplements to any of the Transaction Documents, including, without limitation, the costs and fees of Holder’s legal counsel, any applicable title company fees, title insurance premiums, filing fees, escrow fees, reconveyance fees, payoff demands and recording costs.

(g)  Commercial Purpose. Signing Day Sports agrees that no funds advanced under this Note shall be used for personal, family or household purposes, and that all funds advanced hereunder shall be used solely for business, commercial, investment or other similar purposes.

(h)  Successors and Assigns. All the terms and provisions of this Note shall be binding upon and inure to the benefit of the parties to this Note and their respective successors and assigns.

(i)  Assignment. Signing Day Sports may not, voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, sell, transfer, assign, hypothecate, pledge or in any way alienate this Note or any right or interest in this Note (each a “Transfer”) without Holder’s Prior written consent, which Holder may withhold in its sole and absolute discretion. Any consent by Holder to any Transfer shall not constitute consent to any other Transfer. Holder may freely Transfer its interest, rights, or title in or to this Note or the other Transaction Documents in Holder’s sole and absolute discretion.

(j) Construction. Whenever used in this Note, the terms “including,” “include,” “includes” and the like are not intended as terms of limitation, and, hence, shall be deemed to be followed by without limitation.”

(k)  Severability. If any provision of this Note, as applied to any party or to any circumstance, shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Note, the application of any such provision in any other circumstance, or the validity or enforceability of this Note, and any provision which is found to be void, invalid or unenforceable shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law.

(l)  Survival of Terms. The terms and provisions of this Note shall survive the Maturity Date until full payment of all amounts due hereunder.

(m)  Preferential Payment. If at any time any payment made pursuant to this Note is deemed to have been a voidable preference, fraudulent conveyance or other similar conveyance or preferential payment under any bankruptcy, insolvency or other debtor relief or similar law, then the obligation to make such payment shall survive any cancellation or satisfaction of this Note or return of this Note to Signing Day Sports and shall not be discharged or satisfied with any such payment or cancellation. Such payment shall instead remain a valid and binding obligation enforceable in accordance with the terms of this Note and shall be immediately due and payable.

(n)  Relief From Stay. As an additional inducement to and material consideration for Holder agreeing to execute this this Note and the other Transaction Documents, each Signing Day Sports agrees that in the event a Bankruptcy or Judicial Action (as hereinafter defined in this Section 8(n)) is commenced which subjects Holder to any stay in the exercise of Holder’s rights and remedies under this Note or the other Transaction Documents, including, but not limited to, the automatic stay imposed by Section 362 of the United States Bankruptcy Code (individually and collectively, “Stay”), then Signing Day Sports irrevocably consents and agrees that such Stay shall automatically be lifted and released against Holder, and Holder shall thereafter be entitled to exercise all of its rights and remedies against Signing Day Sports that is or could be subject any Stay under this Note or the other Transaction Documents. Nothing contained herein shall limit or prevent Holder from exercising all of its rights and remedies against Signing Day that is not the subject any Stay under this Note or the other Transaction Documents. Signing Day Sports acknowledges that it is knowingly, voluntarily, and intentionally waiving its rights to any Stay and agrees that the benefits provided to Signing Day Sports under the terms of this Note are valuable consideration for such waiver. As used in this Section 8(n), the term “Bankruptcy or Judicial Action” shall mean any voluntary or involuntary case filed by or against a Signing Day Sports under the United States Bankruptcy Code, or any voluntary or involuntary petition in composition, readjustment, liquidation, or dissolution, or any state and federal bankruptcy law action filed by or against a Signing Day Sports, any action where a Signing Day Sports is adjudicated as bankrupt or insolvent, any action for dissolution of a Signing Day Sports, or any action in furtherance of any of the foregoing, or any other action, case, or proceeding that has the effect of staying (or in which a stay is being obtained against) the enforcement by Holder of its rights and remedies under the this Note or the other Transaction Documents.

Except to enforce the terms of the Transaction Documents, Signing Day Sports shall not take any action and shall not fail to take any action which such action or omission will or might tend to interfere with, delay, enjoin or otherwise prohibit the commencement, continuation or completion of efforts by Holder to enforce its remedies under this Note or the other Transaction Documents, or applicable law. Without limiting the generality of the foregoing and except to enforce the terms of the Transaction Documents, each Signing Day Sports waives its, his, or her rights, if any, to seek or obtain a stay, injunction or other form of order prohibiting in any way any act necessary or appropriate for the commencement or completion of Holder’s enforcement of its remedies under the this Note or the other Transaction Documents, or applicable law (without limiting the generality of the foregoing, such waiver extends to such rights which may exist under any statute or rule relating to bankruptcy cases, including, without limitation, 11 U.S.C. § 105, 11 U.S.C. § 301, 11 U.S.C. § 302, 11 U.S.C. § 303, 11 U.S.C. § 304, 11 U.S.C. § 362, 11 U.S.C. § 348, 11 U.S.C. § 706, 28 U.S.C. § 157, 28 U.S.C. § 158, Federal Rule of bankruptcy Procedure (“FRBP”) 3007, FRBP 3008, FRBP 3012, FRBP 8005, FRBP 9023, FRBP 9024, or FRBP 9029).

9.  AMENDMENT AND WAIVER OF RIGHTS. This Note may be amended and the observance of any term hereof may be waived (either generally or in a particular instance either retroactively or prospectively) only by a written instrument executed by the Maker and the Holder.

10. WAIYER OF RIGHT TO TRIAL BY JURY.

EACH PARTY TO THIS NOTE HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (1) ARISING UNDER THIS NOTE, THE OTHER TRANSACTION DOCUMENTS, OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY. THE PARTIES HERETO HEREBY AGREE THAT THE PROVISIONS CONTAINED HEREIN HAVE BEEN FAIRLY NEGOTIATED ON AN ARM’S-LENGTH BASIS, WITH BOTH SIDES AGREEING TO THE SAME KNOWINGLY AND BEING AFFORDED THE OPPORTUNITY TO HAVE THEIR RESPECTIVE LEGAL COUNSEL CONSENT TO THE MATTERS CONTAINED HEREIN. ANY PARTY TO THIS NOTE MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY AND THE AGREEMENTS CONTAINED HEREIN REGARDING THE APPLICATION OF JUDICIAL REFERENCE IN THE EVENT OF THE INVALIDITY OF SUCH JURY TRIAL WAIVER.

IN WITNESS WHEREOF, each of the Maker has caused this Note to be duly executed by a duly authorized officer as of the date set forth above.

SIGNING DAY SPORTS, INC.

By:	/s/ John Dorsey
Name:	John Dorsey
Title:	Chief Executive Officer

Note No. [           ]